EXHIBIT 10.18

EXECUTION COPY
Rev. 5

CREDIT AGREEMENT

DATED AS OF JUNE 30, 2010

COMERICA BANK

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	REVOLVING CREDIT		15
	2.1 Revolving Credit Commitment		15
	2.2 Accrual of Interest and Maturity		15
	2.3 Requests for Advance		16
	2.4 Sweep to Loan		16
	2.5 Prepayment		16
	2.6 Reduction of Indebtedness		17
	2.7 Letters of Credit		17
	2.8 Facility Fee		17
	2.9 Use of Proceeds		18
	2.10	Reduction or Termination of Revolving Credit Commitment	18
	2.11	Mandatory Prepayment of the Revolving Credit	18

3.	[RESERVED]		19

4.	MARGIN ADJUSTMENTS		19
	4.1 Margin Adjustments		19

5.	CONDITIONS		20
	5.1 Effective Date		20
	5.2 Continuing Conditions to all Advances		20

6.	REPRESENTATIONS AND WARRANTIES		21
	6.1 Corporate Authority		21
	6.2 Due Authorization; Non-Contravention; Binding Obligations		21
	6.3 Good Title; Property; Leases; No Liens		21
	6.4 No Litigation		21
	6.5 Compliance with Laws		22
	6.6 ERISA		22
	6.7 Accuracy of Information		22
	6.8 Taxes		23
	6.9 Subsidiaries		23
	6.10	Environmental and Safety Matters	23
	6.11	No Investment Company or Margin Stock	23
	6.12	Conditions Affecting Business or Properties	24
	6.13	Solvency	24
	6.14	Capitalization	24
	6.15	Supplier Relationships	24
	6.16	Employee Matters	24
	6.17	Governmental Authorization; Other Consents	25
	6.18	Parcel 2	25

i

7.	AFFIRMATIVE COVENANTS		25
	7.1 Financial Statements; Certificate; Other Information		25
	7.2 Payment of Obligations		26
	7.3 Maintenance of Property; Insurance		27
	7.4 Inspection of Property; Books and Records		27
	7.5 Notices		27
	7.6 Compliance With Laws		28
	7.7 Conduct of Business		28
	7.8 ERISA		28
	7.9 Further Assurances		29
	7.10	Operating Accounts	29
	7.11	Environmental Compliance	29
	7.12	Use of Proceeds	30
	7.13	Future Subsidiaries; Additional Collateral	30
	7.14	Fixed Charge Coverage Ratio	31
	7.15	Pledge of Capital Stock of Loan Parties	31
	7.16	Discharge and Termination of Parcel 2 Encumbrances	31

8.	NEGATIVE COVENANTS		32
	8.1 Limitations on Debt		32
	8.2 Limitations on Merger, Dissolution or Sales of Assets		33
	8.3 [RESERVED]		34
	8.4 Limitations on Acquisitions		34
	8.5 Limitations on Liens		35
	8.6 Restricted Payments		35
	8.7 Transactions with Affiliates		36
	8.8 Limitation on Investments, Loans and Advances		37
	8.9 Limitation on Other Restrictions		38
	8.10	Prepayment of Debt	38
	8.11	Amendment of Debt Documents	38
	8.12	Amendment to Organizational Documents	39
	8.13	Change in Business	39
	8.14	Fiscal Year	39
	8.15	Limitation on Capital Expenditures	39
	8.16	Modification of Senior Note Documents	39
	8.17	Prepayment of Senior Notes	39

9.	EVENTS OF DEFAULT		39
	9.1 Event of Default		39
	9.2 Exercise of Remedies		42
	9.3 Application of Proceeds		42
	9.4 Rights Cumulative		42
	9.5 Set-Off		43
	9.6 Waiver of Defaults		43
	9.7 Waiver by Borrower of Certain Laws		43

10.	MISCELLANEOUS		43

10.1 Successors and Assigns		43
10.2 Costs and Expenses		44
10.3 Accounting Principles		44
10.4 Indulgence		44
10.5 Notices		44
10.6 Law of Michigan; Consent to Jurisdiction		45
10.7 Amendment and Waiver		46
10.8 Payments		46
10.9 Interest		47
10.10	WAIVER OF JURY TRIAL	47
10.11	Counterparts	47
10.12	Complete Agreement; Conflicts	47
10.13	Severability	48
10.14	Independence of Covenants	48
10.15	Reliance on and Survival of Various Provisions	48
10.16	Indemnification	48
10.17	USA Patriot Act Notice	49
10.18	Counterparts	49
10.19	Confidentiality	49

EXHIBITS:

Exhibit A	Form of Covenant Compliance Report
Exhibit B	Form of Mortgage
Exhibit C	Form of Revolving Credit Note
Exhibit D	Form of Security Agreement
Exhibit E	Form of Guaranty

SCHEDULES:

Schedule 1	Pricing Matrix
Schedule 1.1	Parcel 2 Encumbrances
Schedule 2	Non-Recurring Expenses
Schedule 6.3(b)	Real Property
Schedule 6.5	Compliance with Laws
Schedule 6.6	ERISA
Schedule 6.9	Subsidiaries of Borrower
Schedule 6.10	Environmental
Schedule 6.14	Capitalization
Schedule 6.16	Union Contracts
Schedule 8.1	Debt
Schedule 8.5	Liens
Schedule 8.7	Affiliate Transactions
Schedule 8.8	Investments

CREDIT AGREEMENT

          THIS CREDIT AGREEMENT (this “Agreement”), made as of the 30th day of June, 2010, by and among GREEKTOWN SUPERHOLDINGS, INC., a Delaware corporation (“Borrower”), and COMERICA BANK (“Bank”).

RECITALS

          A. Borrower desires to obtain a $30,000,000 revolving credit facility.

          B. Bank is willing to extend such credit to Borrower on the terms and conditions herein set forth.

          NOW, THEREFORE, Bank and Borrower agree as follows:

1.	DEFINITIONS

          For the purposes of this Agreement the following terms will have the following meanings:

          “Advance” shall mean a borrowing requested by the Borrower and made by Bank under Section 2 of this Agreement.

          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          “Applicable Letter of Credit Fee Rate” shall mean a per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant to Section 2.7 (based on the amount of each Letter of Credit) determined by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.

          “Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.

          “Applicable Facility Fee Rate” shall mean fifty (50) basis points per annum.

          “Asset Sale” shall mean the sale, transfer, lease or other disposition by Borrower or any of its Subsidiaries of any asset to any Person (other than to a Borrower or any Guarantor).

          “Bank Product” shall mean any one or more of the following types of services or facilities extended to the Loan Parties by Bank: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

          “Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

          “Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a Consolidated balance sheet of such Person and its Subsidiaries including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent (a) financed from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) financed with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

          “Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

          “Capitalized Lease” shall mean any lease of any property (whether real, personal or mixed) by any Person as lessee which, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

          “Change of Control” means the occurrence of any of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) or 13(d)(5) of the Exchange Act (as defined in the Current Indenture)) other than a Permitted Holder (as defined in the Current Indenture));

(b)	the adoption of a plan relating to the liquidation or dissolution of Borrower other than in a transaction which complies with the provisions of this Agreement;

(c)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the Capital Stock of Borrower, or any of its direct or indirect parent companies, measured by voting power rather than number of shares; or

(d)	the first day on which a majority of the members of the Board of Directors (as defined in the Current Indenture) of Borrower are not Continuing Directors (as defined in the Current Indenture).

          “Collateral” shall mean all property or rights in which a security interest, mortgage, Lien or other encumbrance for the benefit of Bank is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

          “Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to Bank in its reasonable discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located acknowledges the Liens under the Security Agreement or the Mortgage, as applicable, and subordinates or waives any Liens held by such Person on such property, and includes such other agreements with respect to the Collateral as Bank may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.

          “Collateral Assignments” shall mean the Collateral Assignments dated as of the date hereof, granted by certain of the Loan Parties to Bank with respect to the certain of the Parcel 2 Encumbrances, as the same may be amended, restated or otherwise modified from time to time.

          “Condemnation Proceeds” shall mean the cash proceeds received by any Loan Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.

          “Consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements, information or data of Borrower shall be deemed to mean the financial statements, information and data of Borrower in consolidation with its Subsidiaries in accordance with GAAP.

          “Covenant Compliance Report” shall mean a Covenant Compliance Report, substantially in the form of Exhibit A attached hereto.

          “Current Indenture” shall mean the Indenture as in effect on the date hereof, without giving effect to any amendment not consented to by Bank.

          “Debt” shall mean as to any Person, without duplication (a) all Funded Debt of such Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner and (f) all Off-Balance Sheet Liabilities.

          “Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

          “Domestic Subsidiary” shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 956 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

          “EBITDA” shall mean for any period of determination, Net Income for the applicable period plus, without duplication and only to the extent deducted in determining Net Income, (i) depreciation and amortization expense for such period, (ii) Interest Expense, whether paid or accrued, for such period, (iii) all Income Taxes for such period, and (iv) for any fiscal quarter ending on or before June 30, 2011, the non-recurring expenses listed on Schedule 2.

          “Effective Date” shall mean the date on which all the conditions precedent set forth in Section 5.1 have been satisfied.

          “Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature, including but not being limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986, each as amended from time to time.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

          “Event of Default” shall mean any of the events of default specified in Section 9.1 hereof.

          “Fixed Charge Coverage Ratio” shall mean as of each Test Date, the ratio of (a) EBITDA for the Measuring Period then ending to (b) Fixed Charges for such Measuring Period.

          “Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) all cash Interest Expense paid or payable in respect of such period on the Funded Debt of Borrower and its Subsidiaries on a Consolidated basis, plus (ii) all installments of principal or other sums paid or due and payable during such period by Borrower or any of its Consolidated Subsidiaries with respect to Funded Debt (other than the Advances and the original principal payment made with respect to Permitted Refinancing Indebtedness), plus (iii) all Income Taxes paid or payable in cash during such period, plus (iv) all Restricted Payments paid or payable in cash in respect of such period by Borrower (other than dividends on Capital Stock of the Borrower that were accrued and not paid), plus (v) all unfinanced Capital Expenditures of Borrower and its Consolidated Subsidiaries for such period, plus (vi) all capitalized rent and lease expense of Borrower and its Consolidated Subsidiaries for such period, plus, all as determined in accordance with GAAP. For the Measuring Periods ending on September 30, 2010, December 31, 2010 and March 31, 2011, the unfinanced Capital Expenditures included in the calculation of Fixed Charges will not exceed $3,000,000, $6,000,000 and $9,000,000, respectively.

          “Foreign Subsidiary” shall mean any of Borrower’s Subsidiaries, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

          “Funded Debt” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and equipment purchased for which the purchase price is due and payable less than one year from the date the equipment is delivered to such Person) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person and which are the functional equivalent of indebtedness for borrowed money, (d) all liabilities secured by any consensual Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all Guarantee Obligations of such Person in respect of any liability which constitutes Funded Debt, in each case determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, provided further, however that Funded Debt shall not include any indebtedness under any Hedging Transaction entered into by such Person prior to the occurrence of a termination event with respect thereto.

          “GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied in the United States of America.

          “Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, or any other agency, in each case, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by Borrower and its Subsidiaries.

          “Gaming Facility” means any gaming or parimutuel wagering establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment, owned or operated by Borrower or its Subsidiaries.

          “Gaming Law” means the provisions of any gaming or racing laws or regulations of any jurisdiction or jurisdictions to which any of Borrower and its Subsidiaries is, or may at any time after the date of this Agreement, be subject.

          “Gaming License” means any license or permit required to own, lease, operate or otherwise conduct gaming or racing activities of Borrower and its Subsidiaries.

          “Governmental Authority” shall mean the government of the United States, the State of Michigan or any other state, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

          “Guarantee Obligations” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in any case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

          “Guarantor” shall mean each Person executing the Guaranty, or any future guaranty of the Indebtedness.

          “Guaranty” shall mean the Guaranty, in the form of Exhibit E to this Agreement, executed and delivered by each Domestic Subsidiary, as the same may be amended from time to time.

          “Hazardous Materials” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Environmental Laws.

          “Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) (but excluding any commodity hedging agreement of any kind) entered into by Borrower or any Subsidiary from time to time, but only for risk management purposes and not for speculative purposes.

          “Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of Borrower and its Consolidated Subsidiaries determined in accordance with GAAP, including, without limitation, the Michigan Business Tax (to the extent such income and profits were included in computing Consolidated Net Income).

          “Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of any Loan Party to Bank under this Agreement or any of the other Loan Documents, together with all other indebtedness, obligations and liabilities whatsoever of such Loan Party to Bank arising under or in connection with this Agreement, or otherwise, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any renewals or refinancing of the same, and any liabilities or obligations of any Loan Party to Bank arising out of any Bank Product.

          “Indenture” shall mean the Greektown Superholdings, Inc. Indenture dated as of the date hereof, among Borrower, the Guarantors (as defined therein) and the Trustee, as amended from time to time.

          “Initial Reinvestment Period” shall mean a 365-day period during which reinvestment must be commenced under Section 2.11(a) or (c) of this Agreement.

          “Insurance Proceeds” shall mean the cash proceeds received by any Loan Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.

          “Intercreditor Agreement” shall mean the Collateral Agency and Intercreditor Agreement dated as of the date hereof, among the Borrower, its Domestic Subsidiaries, Bank, as First Lien Collateral Agent, Bank, as First Lien Administrative Agent, Wilmington Trust FSB as Second Lien Trustee and Wilmington Trust FSB as Second Lien Collateral Agent, as amended from time to time.

          “Interest Expense” shall mean for any period Consolidated interest expense of Borrower and its Subsidiaries (including that attributable to Capitalized Leases), determined in accordance with GAAP.

          “Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Capital Stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Capital Stock in any other Person, including, without limitation, any investment made in exchange for the issuance of Capital Stock of such Person and any investment made as a capital contribution to such other Person.

          “Laws” shall mean, collectively, (a) all Gaming Laws, all Environmental Laws, and all other federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.

          “Letter(s) of Credit” shall mean Standby Letter(s) of Credit.

          “Letter of Credit Agreement(s)” shall mean, in respect of each Letter of Credit, the application and related documentation consistent with this Agreement executed by the Borrower, and all amendments, restatements or other modifications thereto from time to time, in each case in form and substance acceptable to Bank.

          “Letter of Credit Reserve” shall mean as of any date of determination, an amount equal to the aggregate undrawn face amount of all issued, outstanding and unexpired Letters of Credit issued by Bank for the account of the Borrower under and pursuant to this Agreement and the amount of all draws under Letters of Credit paid by Bank and not reimbursed by the Borrower.

          “Letter of Credit Sublimit” shall mean Five Million Dollars ($5,000,000).

          “Leverage Ratio” shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of Consolidated Senior Funded Debt as of such date to Consolidated EBITDA for the four fiscal quarters then ending.

          “Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

          “Loan Documents” shall mean collectively, this Agreement, the Note, the Security Agreement (and any joinders thereto), the Guaranty, the Letter of Credit Agreements, the Mortgage, the Collateral Assignments, any documents executed in connection with any Hedging Transaction with Bank, and any other instruments or agreements executed at any time pursuant to or in connection with any of the documents described in this definition, and any and all amendments, renewals, replacements, substitutions, extensions or other modifications of any of the foregoing.

          “Loan Parties” shall mean collectively, Borrower and its Domestic Subsidiaries, and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

          “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, or financial condition of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform its respective obligations under this Agreement, the Note or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, the Note or any of the other Loan Documents or the rights or remedies of Bank hereunder or thereunder.

          “Measuring Period” shall mean (a) for all fiscal quarters ending on or before March 31, 2011, the period beginning on the Effective Date and ending on the relevant quarter-end, and (b) for each fiscal quarter ending thereafter, the four fiscal quarters then ending.

          “Mortgage” shall mean the Mortgage, in the form of Exhibit B to this Agreement, executed and delivered by Greektown Casino, L.L.C., Realty Equity Company, and Contract Builders Corporation, as the same may be amended from time to time.

          “Net Cash Proceeds” shall mean the aggregate cash payments received by any Loan Party from any Asset Sale, the issuance of Capital Stock or the issuance of Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Loan Party in respect of any sale or issuance.

          “Net Income” shall mean the net income (or loss) of Borrower and its Consolidated Subsidiaries for any period determined in accordance with GAAP.

          “Note” shall mean the Revolving Credit Note.

          “Off-Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction not included in any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person and is required to be accounted for as a liability in Borrower’s balance sheet by the rules and regulations of the Securities and Exchange Commission.

          “Parcel 2” shall mean the real property currently owned by Greektown Casino, L.L.C.., described as “Parcel 2” on Exhibit A to the Mortgage, constituting one of the sixteen parcels subject to the Mortgage. Parcel 2 includes retail space in the area formerly known as “Trappers Alley” and a portion of the Gaming Facility.

          “Parcel 2 Encumbrances” shall mean the mortgages, assignments of leases and rents, subordination agreements, affidavits and other agreements described on Schedule 1.1 attached hereto.

          “PBGC” is defined in Section 6.6.

          “Pension Plan” is defined in Section 6.6.

          “Permitted Investments” shall mean with respect to any Person:

(a)	Governmental Obligations;

(b)

Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)

Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with Bank, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Loan Party in the ordinary course of business;

(d)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)

Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean:

(a)	Liens held by Bank;

(b)

Liens securing the Senior Notes and all future Parity Lien Debt and other Parity Lien Obligations (as such terms are defined in the Current Indenture), provided that all such Liens are subject to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to Bank;

(c)	Liens in favor of the Borrower or the Guarantors;

(d)

Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds, bids, leases, governmental contracts, trade contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(e)	Liens to secure Debt (including Debt in respect of Capitalized Leases) permitted by Section 8.1(d) covering only the assets acquired with or financed by such Debt;

(f)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(g)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(h)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(i)	Liens securing any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(i)

the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)

the indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(j)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(k)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(l)

bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(m)

Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)	grants of software and other technology licenses in the ordinary course of business;

(o)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p)	grants of leases and subleases in the ordinary course of business that do not materially interfere with the ordinary course of business of the lessor or detract from the value of its relative assets;

(q)

Liens securing Hedging Transactions held by a Person other than Bank, so long as (a) the related Debt is permitted to be incurred under Section 8.1 of this Agreement and (b) such Lien is subordinate to the Liens of the Bank pursuant to a subordination agreement reasonably satisfactory to Bank;

(r)

any attachment, award or judgment Lien, provided, that the judgment it secures shall, within 60 days after the entry thereof, have been discharged or stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay, provided, that the holder of such Lien has not commenced foreclosure proceedings in respect of any such Lien;

(s)

Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5,000,000 at any one time outstanding, provided that such Liens are subordinated to the Liens securing the Indebtedness pursuant to a subordination agreement satisfactory to Bank; and

(t)	Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2,000,000 at any one time outstanding.

          “Permitted Refinancing Indebtedness” means any Debt of Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Debt of Borrower or any of its Subsidiaries (other than intercompany Debt); provided, that:

(a)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Debt renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)

such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is (a) equal to or greater than the weighted average life to maturity of, the Debt being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the Revolving Credit Maturity Date;

(c)

if the Debt being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Indebtedness on terms at least as favorable to Bank as those contained in the documentation governing the Debt being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)

such Debt is incurred either by Borrower or the Subsidiary that was the obligor on the Debt being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Debt being renewed, refunded, refinanced, replaced, defeased or discharged.

          “Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

          “Rating Agencies” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to Bank.

          “Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding inventory) or real property of the Loan Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding inventory) to be used in the business of such Person.

          “Reinvestment Certificate” is defined in Section 2.11(a) hereof.

          “Reinvestment Period” shall mean a 500-day period during which Reinvestment must be completed under Section 2.11(a) and (c) of this Agreement.

           “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Pension Plan other than those events as to which the thirty-day notice period is waived under subsection 22, 23, 25, 27, 28 or 29 of PBGC Regulation Section 4043.

          “Restricted Payment” is defined in Section 8.6(a).

          “Revolving Credit Commitment” shall initially mean Twenty Million Dollars ($20,000,000), provided that if the Borrower has satisfied all of the conditions and requirements set forth in Section 7.16 hereof within the time and in the manner required thereby, effective on the date Borrower has satisfied all such conditions and requirements the Revolving Credit Commitment shall be increased to Thirty Million Dollars ($30,000,000), in each case subject to reduction or termination under Sections 2.10 or 9.2 hereof.

          “Revolving Credit Maturity Date” shall mean December 30, 2013.

          “Revolving Credit Note” shall mean the Revolving Credit Note described in Section 2.1 hereof made by the Borrower to the Bank in the form attached to this Agreement as Exhibit D, as such note may be amended, renewed, replaced, extended or supplemented from time to time.

          “Security Agreement” shall mean the Pledge and Security Agreement in the form of Exhibit D to this Agreement executed and delivered by the Borrower and each Domestic Subsidiary of Borrower, as the same may be amended, restated or otherwise modified from time to time.

          “Senior Funded Debt” shall mean, as of any date and for any Person, an amount equal to the sum of all Funded Debt of such Person, excluding all Subordinated Debt of such Person. “Senior Funded Debt” shall include the outstanding principal balance of the Indebtedness and all Senior Note Debt.

          “Senior Notes” shall mean the $280,167,000 Series A 13% Senior Secured Notes due 2015 and the $ 104,833,000 Series B 13% Senior Secured Notes due 2015, issued pursuant to the Indenture.

          “Senior Note Debt” shall mean, as of any date, the outstanding principal balance of the Senior Notes.

          “Senior Note Documents” shall mean the Senior Notes, the Indenture, and all Security Documents (as such term is defined in the Indenture), as amended from time to time.

          “Standby Letter(s) of Credit” shall mean all irrevocable standby letters of credit pursuant to which Bank agrees to make payments for the account of the Borrower in respect to obligations of Borrower incurred pursuant to contracts made or performance undertaken or to be undertaken or matters relating to contracts to which a Borrower is or proposes to become a party in the ordinary course of its business.

          “Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

          “Subordinated Debt” shall mean any Debt that is subordinated to the payment of the Indebtedness pursuant to a subordination agreement reasonably satisfactory to Bank.

          “Term Sheet” shall mean the “Summary of Terms and Conditions $30,000,000 of Senior Secured Revolving Credit Facility for Greektown Superholdings, Inc.” dated April 26, 2010, attached to the Bank’s commitment letter dated April 26, 2010.

          “Test Date” shall mean (a) the last day of each fiscal year of Borrower, and (b) the last day of any fiscal quarter of Borrower if either (i) the sum of the average daily amount of the outstanding Advances plus the Letter of Credit Reserve during such quarter exceeded $7,500,000, or (ii) there are any outstanding Advances on the last day of such fiscal quarter.

          “Trustee” shall mean Wilmington Trust FSB, or any successor trustee under the Indenture.

          2. REVOLVING CREDIT

          2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower at any time and from time to time from the Effective Date until the Revolving Credit Maturity Date, in an aggregate principal amount not to exceed at any one time outstanding the Revolving Credit Commitment. All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

          2.2 Accrual of Interest and Maturity. The Revolving Credit Note and all principal and interest outstanding thereunder shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest as provided in the Revolving Credit Note. The amount and date of each Advance, and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.

          2.3 Requests for Advance. (a) Borrower may request an Advance under this Section 2 upon the delivery to Bank of a request for advance executed by authorized officers of Borrower as provided under the terms of the Revolving Credit Note;

(b)	each Request for Advance shall constitute a certification by Borrower, as of the date thereof that:

(i)

both before and after such Advance, the obligations of the Loan Parties in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

	(ii)	all conditions to Advances have been satisfied and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

	(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance); and

(iv)

the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date.

          Bank may, at its option, lend under this Section 2 upon the telephone or email request of an authorized officer of the Borrower and, in the event Bank makes any such Advance upon a telephone or email request, the requesting authorized officer shall, if so requested by Bank, fax to Bank, on the same day as such telephone or email request, a request for advance in form acceptable to Bank. Borrower hereby authorizes Bank to disburse Advances under this Section 2 pursuant to the telephone or email instructions of any person(s) purporting to be authorized officers of the Borrower and the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance shall constitute a certification of the matters set forth in this Section 2.3.

          2.4 Sweep to Loan. At the option of Bank, subject to revocation by Bank at any time and from time to time, Borrower may utilize Bank’s sweep automated system for obtaining Advances and making periodic repayments, subject to the terms hereof. Each time an Advance is made using the sweep system, Borrower shall be deemed to have certified to Bank the matters set forth in this Agreement. Bank may revoke Borrower’s privilege to use the sweep system at any time and from time to time for any reason and, immediately upon any such revocation, the sweep system shall no longer be available to Borrower for the funding of Advances hereunder (or otherwise) and the regular procedures set forth for the making of Advances shall be deemed immediately to apply.

          2.5 Prepayment. Borrower may prepay all or part of the outstanding balance of the Advance(s) under the Revolving Credit Note as provided in the Revolving Credit Note.

          2.6 Reduction of Indebtedness. If at any time and for any reason (a) the aggregate outstanding principal amount of Advances hereunder to Borrower, plus the outstanding Letter of Credit Reserve, shall exceed the Revolving Credit Commitment, or (b) the Letter of Credit Reserve exceeds the Letter of Credit Sublimit, then, in the case of (a), Borrower shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess, and, to the extent any such excess Indebtedness, attributable to any Letters of Credit, remains outstanding after prepayment of the Advances, Borrower shall provide cash collateral upon demand in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit and, in the case of (b), upon Bank’s demand, Borrower shall deposit with Bank cash collateral in an amount equal to the excess. Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under the terms of the Revolving Credit Note.

          2.7 Letters of Credit. In addition to Advances under the Revolving Credit Note, but subject to the non-existence of any Default or Event of Default, the Letter of Credit Sublimit and the other terms and conditions of this Agreement, Bank may issue, or commit to issue, from time to time, Letters of Credit for the account of Borrower in aggregate undrawn amounts not to exceed the Letter of Credit Sublimit at any one time outstanding; provided, however, that after giving effect to the Letter(s) of Credit requested, the sum of the aggregate amount of Advances outstanding plus the Letter of Credit Reserve shall not exceed at any time the Revolving Credit Commitment. No Letter of Credit shall, by its terms, have an expiration date which is longer than the earlier of (i) one year after the date of issuance of such Letter of Credit and (ii) the Revolving Credit Maturity Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any Letter of Credit Agreements. Borrower shall pay to Bank quarterly in advance a per annum fee equal to the Applicable Letter of Credit Fee Rate on the undrawn face amount of each Letter of Credit, determined on the basis of the actual number of days elapsed using a year of 360 days. It is expressly understood that the fees paid pursuant to this Section 2.7 shall not be refundable under any circumstances. Upon any termination of this Agreement, Borrower shall deposit with Bank cash collateral equal to 105% of the Letter of Credit Reserve as of such date.

          2.8 Facility Fee. From the Effective Date to the payment in full in cash of all obligations under this Agreement and the termination of any obligation on the part of Bank to extend Advances or issue Letters of Credit under this Agreement or any Loan Document, Borrower shall pay to Bank a facility fee quarterly in arrears commencing on July 1, 2010 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter; provided that, in connection with any reduction or termination of the Revolving Credit Commitment under Section 2.10 hereof, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with, in the case of a reduction, the subsequent quarterly payment being calculated on the basis of the period from such reduction date to such quarterly payment date. Such facility fee shall be determined by multiplying the Applicable Facility Fee Rate times the Revolving Credit Commitment, determined without regard to usage thereof. The facility fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the facility fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. It is expressly understood that the facility fee described in this Section 2.8 shall not be refundable under any circumstances.

          2.9 Use of Proceeds. Proceeds of Advances under the Note shall be used solely for working capital and general corporate purposes of Borrower and its Subsidiaries, including to pay all costs, fees and expenses due in connection with the issuance of the Indebtedness.

          2.10 Reduction or Termination of Revolving Credit Commitment. Borrower may, upon at least five (5) Business Days’ prior written notice to Bank, permanently reduce or terminate the Revolving Credit Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Commitment shall be in an aggregate amount equal to at least One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the facility fee, if any, accrued to the date of such reduction attributable to the amount of such reduction; (iii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances, plus the Letter of Credit Reserve, exceeds the amount of the Revolving Credit Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment; and (iv) no reduction shall reduce the amount of the Revolving Credit Commitment to an amount which is less than the sum of the aggregate undrawn amount of any Letters of Credit outstanding at such time. Reductions of the Revolving Credit Commitment will not be available for reinstatement by or readvance to Borrower and shall be permanent and irrevocable.

          2.11 Mandatory Prepayment of the Revolving Credit.

(a)

Immediately upon receipt by any Loan Party of any Net Cash Proceeds from any Asset Sale (other than Asset Sales permitted by Sections 8.2(a) – (f) and (h) – (m) hereof) which are not Reinvested as described in the following sentence, Borrower shall prepay the Revolving Credit Note by an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, that Borrower shall not be obligated to make such prepayments if the following conditions are satisfied: (i) promptly following the sale, Borrower provides to Bank a certificate signed by an executive officer of the Borrower (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrower shall promptly pay such proceeds to Bank, to be applied to repay the Revolving Credit.

(b)

Immediately upon receipt by any Loan Party of Net Cash Proceeds from the issuance of any Capital Stock of such Person (other than Capital Stock under any stock option or employee incentive plans and transactions described in Section

8.6(d) hereof) or Net Cash Proceeds from the issuance of any Debt after the Effective Date, Borrower shall prepay the Revolving Credit Note by an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(c)

Immediately upon receipt by any Loan Party of any Insurance Proceeds or Condemnation Proceeds, Borrower shall be obligated to prepay the Revolving Credit Note by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds; provided, however, that any Insurance Proceeds or Condemnation Proceeds shall not be required to be used to prepay the Revolving Credit Note if they are Reinvested by the applicable Loan Party and the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, Borrower provides to Bank a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrower shall promptly pay such proceeds to Bank, to be applied to repay the Revolving Credit Note.

(d)	Except as provided in Section 8.2(g) hereof, mandatory prepayments under this Section 2.11 shall not reduce the Revolving Credit Commitment.

          3. [RESERVED].

          4. MARGIN ADJUSTMENTS.

          4.1 Margin Adjustments. Adjustments to the Applicable Margin and the Applicable Letter of Credit Fee Rate based on Schedule 1 shall be implemented quarterly as follows:

(a)

Such adjustments shall be given prospective effect only, effective as of the first day of the first month following delivery of the financial statements under Sections 7.1(a) and (b) hereunder and the Covenant Compliance Report under Section 7.1(c), in each case establishing applicability of the appropriate adjustment, with no retroactivity or claw-back. If the Borrower fails timely to deliver such financial statements or the Covenant Compliance Report, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the margins shall be at the highest level on the pricing matrix attached to this Agreement as Schedule 1.

(b)

From the date of execution of this Agreement until the required date of delivery (or, if earlier, delivery) under Section 7.1(b) of Borrower’s financial statements and Covenant Compliance Report for the first fiscal quarter ending after the Borrower has satisfied all of the conditions and requirements set forth in Section 7.16 hereof within the time and in the manner required thereby, the margins shall be those set forth under the Level 3 column of the pricing matrix attached to this Agreement as Schedule 1. Thereafter, all margins shall be based upon Borrower’s financial statements and Covenant Compliance Report, subject to recalculation as provided in subsection 4.1(a) above.

(c)

Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, Bank determines that the Applicable Margin as calculated by Borrower as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, Borrower shall automatically and retroactively be obligated to pay to Bank, promptly upon demand, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, Bank shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrower.

          5. CONDITIONS.

          5.1 Effective Date. The Effective Date shall be deemed to have occurred, and the obligations of Bank to make Advances and issue Letters of Credit shall arise, upon the satisfaction or waiver of each of the conditions described in the “Conditions to Borrowing” portion of Section II of the Term Sheet, provided if such conditions are not satisfied or waived by July 30, 2010, this Agreement shall be null and void and have no further effect.

          5.2 Continuing Conditions to all Advances. The obligations of Bank to make Advances (including the initial Advance) under this Agreement and to issue any Letters of Credit shall be subject to the continuing conditions that:

(a)	No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

(b)

Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit as if made on and as of such date

(other than any representation or warranty that expressly speaks only as of a different date certain).

          6. REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants as follows and such representations and warranties shall survive until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted):

          6.1 Corporate Authority. Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the jurisdiction of its organization; and each Loan Party is in good standing in each jurisdiction in which it is required to be qualified to do business, except where the failure to be so qualified would not have a Material Adverse Effect.

          6.2 Due Authorization; Non-Contravention; Binding Obligations. The execution, delivery and performance of the applicable Loan Documents to which any Loan Party is a party are within such Loan Party’s powers, have been duly authorized, are not in contravention of Law or such Loan Party’s organizational documents or of the unwaived terms of any material indenture, contract, agreement or undertaking to which such Loan Party is a party or by which it is bound, and do not require the consent or approval of any third party, governmental body, agency or authority which has not been obtained; and the Loan Documents and other documents and instruments required thereunder, when issued and delivered, will be valid and binding on such Loan Party in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

          6.3 Good Title; Property; Leases; No Liens.

(a)

Each Loan Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, and each Loan Party has a valid leasehold interest or interest as a licensee in all of its leased real property;

(b)	The real property described in Schedule 6.3(b) hereof constitutes all of the real property owned or leased by the Loan Parties on the Effective Date; and

(c)	There are no Liens on and no financing statements on file with respect to any of the assets owned by the Loan Parties, except for the Liens permitted pursuant to Section 8.5 of this Agreement.

          6.4 No Litigation. No litigation or other proceeding before any court or administrative agency is pending, or to the best knowledge of the officers of the Borrower is threatened, against any Loan Party, the outcome of which could reasonably be expected to have a

Material Adverse Effect. There is not outstanding against any Loan Party, any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

          6.5 Compliance with Laws.

(a)

Except as disclosed on Schedule 6.5, each Loan Party has complied with all applicable Laws, including but not limited to all Gaming Laws, and the requirements of its own organizational documents except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, nor any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001));

(b)	The Borrower and its Subsidiaries have received all Gaming Licenses and all other licenses and permits necessary for the operation of the Gaming Facilities.

          6.6 ERISA. As of the Effective Date, no Loan Party maintains or contributes to any employee pension benefit plan subject to title IV of ERISA, except those set forth in attached Schedule 6.6 (each, a “Pension Plan”). There is no material unfunded past service liability of any Pension Plan maintained by any Loan Party, and there is no “accumulated funding deficiency” within the meaning of Section 302 of ERISA, or any existing material liability with respect to any Pension Plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

          6.7 Accuracy of Information. The audited financial statements delivered to Bank dated as of December 31, 2009 fairly present in all material respects the financial condition of Greektown Holdings, L.L.C. and its Consolidated Subsidiaries as of such date. The projections and pro forma financial information delivered to Bank are based upon good faith estimates and assumptions believed by management of the Borrower to be fair and reasonable at the time made; it being acknowledged and agreed by Bank that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results. Since said date there has been no material adverse change in the financial condition of Borrower and its Consolidated Subsidiaries (other than the execution and delivery of this Agreement, the related Loan Documents, and the incurrence of the indebtedness under such documents). To the best of the knowledge of the Borrower’s officers, as of the Effective Date, Borrower and its Consolidated Subsidiaries do not have any material contingent obligations (including any liability for taxes) required under GAAP to be, but not, disclosed by or reserved against in the pro forma balance sheet as of the Effective Date previously delivered to Bank, except as otherwise disclosed to Bank in writing prior to the Effective Date. On the Effective Date there are no material unrealized or anticipated losses from any present commitment of Borrower or any of its Consolidated Subsidiaries that are not disclosed by or reserved against in the pro forma balance sheet delivered to Bank, or otherwise disclosed to Bank in writing prior to the Effective Date.

          6.8 Taxes. All material tax returns and tax reports of the Loan Parties required by law to have been filed have been duly filed or extensions in respect thereof have been obtained, and all material taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon any Loan Party (or any of its properties) which are due and payable and for which the failure to pay would have a materially adverse effect on such Loan Party’s business or the value of its property or assets have been paid. The charges, accruals and reserves on the books of the Loan Parties in respect of U.S. Federal income tax for all periods are adequate in all material respects in the opinion of the Borrower.

          6.9 Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries except as listed in Schedule 6.9.

          6.10 Environmental and Safety Matters. Except as set forth in Schedule 6.10 and except for such matters as could not reasonably be expected to have a Material Adverse Effect:

(a)	all facilities and property owned or leased by the Loan Parties are in compliance with all Environmental Laws;

(b)	to the best knowledge of the Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened in writing:

	(i)	claims, complaints, notices or requests for information received by any Loan Party with respect to any alleged violation of any Environmental Law, or

	(ii)	written complaints, notices or inquiries to any Loan Party regarding potential liability of the Loan Parties under any Environmental Law; and

(c)

to the best knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties which, with the passage of time, or the giving of notice or both, would give rise to liability of the Loan Parties under any Environmental Law.

          6.11 No Investment Company or Margin Stock. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

          6.12 Conditions Affecting Business or Properties. None of the businesses or the properties of any Loan Party is affected by any fire, storm, hail, earthquake, explosion, accident, Act of God, strike, lockout, dispute, embargo, or other casualty which, after giving effect to the Loan Party’s receipt of the insurance proceeds therefor, to the extent applicable, could reasonably be expected to have a Material Adverse Effect.

          6.13 Solvency. After giving effect to the transactions contemplated by this Agreement, each Loan Party will be solvent, able to pay all of its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. No Loan Party is insolvent, nor will any Loan Party be rendered insolvent by its execution and delivery to Bank of this Agreement, any Loan Document or by the consummation of the transactions contemplated by this Agreement, or any Loan Document, and the capital and monies remaining in the Loan Parties are not now and will not become so unreasonably small as to preclude the Loan Parties from carrying on their respective businesses. No Loan Party intends to nor does management of any Loan Party believe it will incur debts beyond its ability to pay them as they mature. No Loan Party contemplates filing a petition in bankruptcy or for an arrangement or reorganization under Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Loan Party, nor does any Loan Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Loan Party.

          6.14 Capitalization. Schedule 6.14 sets forth as of the Effective Date the number of authorized, issued and outstanding shares of Capital Stock of each Loan Party other than the Borrower, the par value of such Capital Stock and the holders thereof. All issued and outstanding shares of Capital Stock of each Loan Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Bank and those Liens permitted by this Agreement), and such Capital Stock was issued in compliance with all applicable Laws. No Capital Stock of any Loan Party, other than the Borrower and other than that described above, is issued and outstanding as of the Effective Date. As of the Effective Date, except as disclosed on Schedule 6.14, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party, of any Capital Stock of any Loan Party other than the Borrower.

          6.15 Supplier Relationships. Borrower has no knowledge of any intention or indication by a significant supplier of a Loan Party that such significant supplier intends to limit or alter or terminate its business relationship with any Loan Party, where such limitation, alteration or termination could have a Material Adverse Effect.

          6.16 Employee Matters. Set forth on Schedule 6.16 are all union contracts or agreements to which any Loan Party is party as of the Effective Date and the related expiration dates of each such contract. There are no slowdowns, unfair labor practice complaints, strikes, grievances, work stoppages, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Loan Party, other than such grievances or controversies which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

          6.17 Governmental Authorization; Other Consents. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with (collectively, “Approvals”) any Governmental Authority is required to authorize or permit under any Law the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties, except such Approvals as have been obtained on or prior to the date hereof.

          6.18 Parcel 2. If Borrower were to lose legal title to, and possession of, Parcel 2, whether as a result of foreclosure of any Parcel 2 Encumbrance or otherwise, such loss will not (i) cause a Material Adverse Effect or (ii) result in the loss, revocation or material impairment of any Gaming License. None of the Loan Parties or any of their past or current Affiliates have been, or are, borrowers, guarantors or otherwise obligated, whether directly or indirectly, on any of the obligations relating to or secured by the Parcel 2 Encumbrances, except for (i) Trappers GC Partner, L.L.C., the obligor under the “Wraparound Mortgage” described in paragraph 13 of Schedule 1.1 attached hereto, and (ii) Greektown Casino, L.L.C., but only to the extent that Greektown Casino, L.L.C. is deemed by operation of law to be liable for the debt secured by such “Wraparound Mortgage”. Greektown Casino, L.L.C. is the holder of (i) both the Parcel 2 Encumbrances described in paragraphs 1 and 2 of Schedule 1.1 and the debt secured by such Parcel 2 Encumbrances, and (ii) a first priority collateral assignment of both the Parcel 2 Encumbrance described in paragraph 13 of Schedule 1.1 and the debt secured by such Parcel 2 Encumbrance.

          7. AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that it will and, as applicable, it will cause its Subsidiaries to, until the termination or expiration of the Revolving Credit Commitment and thereafter until the expiration of all Letters of Credit and the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted):

          7.1 Financial Statements; Certificate; Other Information. Furnish Bank:

(a)

as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower a copy of the audited Consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related audited statements of income, accumulated earnings, and cash flows for such fiscal year and underlying assumptions, setting forth in each case in comparative form the figures for the previous fiscal year, certified as being fairly presented in all material respects by a nationally recognized certified public accounting firm reasonably satisfactory to Bank;

(b)

as soon as available, but in any event within forty-five (45) days after the end of each of Borrower’s fiscal quarters (other than the last fiscal quarter), Borrower prepared unaudited Consolidated financial statements of Borrower and its

Consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income and cash flows of Borrower and its Consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year and certified by the Borrower as being fairly presented in all material respects, subject to normal year-end adjustments and absence of footnote disclosures;

(c)

concurrently with the delivery of the financial statements required by subsections (a) and (b) of this Section, a Covenant Compliance Report executed by the chief financial officer of the Borrower (or in such officer’s absence, a responsible officer of the Borrower);

(d)	[RESERVED];

(e)	within thirty (30) days after the end of each fiscal year, financial projections for Borrower and its Consolidated Subsidiaries for the current fiscal year in form reasonably satisfactory to Bank;

(f)	such information as required by the terms and conditions of any Loan Documents;

(g)

copies of all reports (including any financial reports) or notices delivered by the Borrower or any Subsidiary to the Trustee (or any other Person) pursuant to the Senior Note Documents, simultaneously with their delivery to the Trustee or such other Person;

(h)	such additional schedules, certificates and reports respecting all or any of the Collateral, all to such extent as Bank may reasonably request; and

(i)	promptly, and in form to be reasonably satisfactory to Bank, such other information as Bank may reasonably request from time to time.

All financial statements required to be delivered under this Section 7.1 (other than projections which shall be reasonable in all material respects taking into account all facts and information known or reasonably available to the Borrower) shall be complete and correct in all material respects as of the date when made and shall be prepared in accordance with GAAP throughout the periods reflected therein, subject in the case of unaudited financial statements to normal year-end adjustments and absence of footnote disclosures.

          7.2 Payment of Obligations. Pay and discharge all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue except (i) where the failure to do so could not reasonably be expected to have a Material Adverse Effect, or (ii) to the extent only that such payment is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided upon the books of the Loan Parties, provided that, in any event, Borrower will, and will cause its respective Subsidiaries to, pay any such tax, charge or other obligation prior to the commencement of any proceeding to foreclose any Lien securing the same.

          7.3 Maintenance of Property; Insurance. (a) Keep all material property necessary in its and its Subsidiaries’ business in working order (ordinary wear and tear excepted) and (b) maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets against business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Loan Party and Bank (as mortgagee or lender loss payee, as applicable) as their respective interests may appear, and all liability policies shall name Bank as an additional insured, all such casualty and liability policies, including all endorsements thereon or all copies thereof or any insurance certificates relating thereto, to be deposited with Bank.

          7.4 Inspection of Property; Books and Records. Upon reasonable advance notice (unless a Default or Event of Default has occurred and is continuing in which event such notice shall not be required) and during normal business hours, permit Bank, through its authorized attorneys, accountants and representatives, to examine each Loan Party’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of each Loan Party conducted by Bank, at Borrower’s cost and expense, and to visit each Loan Party’s offices and discuss financial matters with each Loan Party’s officers; provided that, unless an Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay the costs and expenses of more than one collateral audit during any fiscal year. Borrower hereby authorizes (and will cause each other Loan Party to authorize) its independent certified public accountants to discuss the finances and affairs of the Loan Parties (and agrees to request such accountants to so discuss with the Bank) and to examine any of its or their books and other corporate records, provided that Borrower is offered the opportunity to participate in such discussions.

          7.5 Notices.

(a)

Promptly notify Bank of any condition or event which constitutes a Default or an Event of Default, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could reasonably be expected to have a Material Adverse Effect.

(b)

Promptly notify Bank of any litigation or other proceeding before any court or administrative agency that arises, or to the knowledge of the officers of the Borrower is threatened against any Loan Party after the Effective Date, the outcome of which could reasonably be expected to have a Material Adverse Effect.

(c)	Deliver to Bank, not less than ten (10) Business Days prior to the proposed effective date thereof, copies of any proposed amendments, restatements or modifications (in substantially final form) made on or after the Effective Date to any Senior Note Documents.

(d)

Provide Bank with copies of all notices of default or event of default by any Loan Party under or with respect to the Senior Note Documents, concurrently with delivery or promptly after receipt thereof.

(e)

Provide written notice to Bank (i) of all new jurisdictions in which any Loan Party has become qualified in order to transact business promptly after such qualification has occurred, (ii) not less than ten (10) Business Days prior to the proposed effectiveness thereof, of the acquisition or creation of new Subsidiaries, and (iii) not less than ten (10) Business Days prior to the proposed effectiveness thereof, of any material change in the authorized and issued equity interests of any Loan Party other than the Borrower or the creation of any joint venture or any other material amendment to any Loan Party’s charter, by-laws or other organizational documents, such notice in each case to identify the applicable jurisdictions, capital structures or amendments, as applicable.

          7.6 Compliance With Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree as being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

          7.7 Conduct of Business. Continue to engage in its business and operations substantially similar to those conducted immediately prior to the Effective Date, and, in the case of Borrower, continue to be solely a holding company and not acquire any material operating assets, other than the receipt and holding of cash and other than Capital Stock in the Loan Parties.

          7.8 ERISA. Comply in all material respects, with all material requirements imposed by ERISA or the Internal Revenue Code as presently in effect or hereafter promulgated, including but not limited to, the minimum funding standards under Section 302 of ERISA with respect to any Pension Plan and promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a)	the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)	the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c)	the commencement by the PBGC, or any successor thereto, of any proceeding to terminate a Pension Plan;

(d)	the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1986, as amended;

(e)	the withdrawal of any Loan Party from a “multi-employer” plan, as so defined in Section 4001(a)(3) of ERISA; or

(f)	a Reportable Event.

          7.9 Further Assurances. Furnish Bank or cause to be furnished to Bank, upon Bank’s request, in form and substance reasonably satisfactory to Bank, such additional pledges, assignments, Lien instruments or other security instruments covering any Loan Party’s personal property of every nature and description, whether now owned or hereafter acquired and all Capital Stock in the Subsidiaries and rights to acquire such interests (in each case as to all property or Capital Stock to the extent a Lien for the benefit of Bank has been made or is required to be made under this Agreement or any Loan Document), as Bank may in its sole discretion require; and defend all Collateral pursuant to the terms of the Security Agreement, the Mortgage, and any other related Loan Documents, as applicable, from any Liens other than Liens permitted under Section 8.5.

          7.10 Operating Accounts. Commencing sixty (60) days after the Effective Date, maintain all of the primary cash concentration, operating and general disbursement accounts of the Loan Parties with Bank.

          7.11 Environmental Compliance.

(a)	Except as could not reasonably be expected to have a Material Adverse Effect,

(i)

Use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations under Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ii)

Promptly notify Bank and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Loan Party of a material nature relating to its facilities and properties or compliance with Environmental Laws, and shall promptly cure all violations of or noncompliance with all Environmental Laws to the extent that such violations could reasonably be likely to have a Material Adverse Effect and shall diligently undertake to have dismissed with prejudice to the satisfaction of Bank any actions and proceedings relating to compliance with Environmental Laws to which any Loan Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of a reasonable reserve; and

	(iii)	To the extent necessary to materially comply with Environmental Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material;

(b)	Provide such information and certifications which Bank may reasonably request from time to time to evidence compliance with this Section 7.11.

          7.12 Use of Proceeds. Use all Advances as set forth in Section 2.9.

          7.13 Future Subsidiaries; Additional Collateral.

(a)

With respect to each Person which becomes a Domestic Subsidiary of Borrower (directly or indirectly) after to the Effective Date, whether by acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to Bank:

	(i)	within thirty (30) days after the date such Person becomes a Domestic Subsidiary, a Guaranty; and

(ii)

within thirty (30) days after the date such Person becomes a Domestic Subsidiary, a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Capital Stock which will be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted by to Section 8.5 of this Agreement;

(iii)

within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Collateral Access Agreement and/or other documents required to be delivered in connection therewith;

(b)

With respect to the Capital Stock of each Person which becomes (whether by acquisition or otherwise) (i) a Domestic Subsidiary after the Effective Date, cause the Loan Party that holds such Capital Stock to execute and deliver a Security Agreement, or to amend its existing Security Agreement, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Capital Stock of such Domestic Subsidiary held by such Loan Party, such Security Agreement or amendment to be executed and delivered within thirty (30) days after the date such Person becomes a Domestic Subsidiary; and (ii) a Foreign Subsidiary after the Effective Date, the Capital Stock of which is held directly by Borrower or one of its Domestic Subsidiaries, cause the Loan Party that holds such Capital Stock to execute and deliver such pledge agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Capital Stock of such Subsidiary, such pledge agreements to be executed and delivered within thirty (30) days after the date such Person becomes a Foreign Subsidiary;

(c)

(i) With respect to the acquisition of a fee interest in real property by any Loan Party after the Effective Date (whether by acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary, such Loan Party shall execute or cause to be executed a Mortgage covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by Bank; and (ii) with respect to the acquisition of any leasehold interest in real property by any Loan Party after the Effective Date (whether by acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary, the applicable Loan Party shall deliver to the Bank a copy of the lease agreement and shall use commercially reasonable efforts to execute or cause to be executed a Collateral Access Agreement in form and substance reasonably acceptable to Bank together with such other documentation as may be reasonably required by Bank;

in each case in form satisfactory to Bank in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Bank. Upon Bank’s request, Loan Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

          7.14 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of each Test Date, for the Measuring Period then ending, of not less than 1.05 to 1.0.

          7.15 Pledge of Capital Stock of Loan Parties. Other than the Borrower, not suffer to permit or exist any Lien in favor of the holders of the Senior Notes or any other Person on its Capital Stock unless, concurrently with the creation or granting of such Lien, Borrower causes its stockholders to grant to Bank a Lien on such Capital Stock senior in priority to such other Lien, in each case subject to the Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to Bank.

          7.16 Discharge and Termination of Parcel 2 Encumbrances. Not later than one year after the date of this Agreement, deliver or cause to be delivered to Bank, at Borrower’s expense, in form and substance satisfactory to Bank, all of the following:

(a)

With respect to all Parcel 2 Encumbrances, either (i) discharges and terminations of such Parcel 2 Encumbrances recorded with the Wayne County Register of Deeds, or (ii) a final, non-appealable order from the United States Bankruptcy Court for the Eastern District of Michigan, that the transfer of Parcel 2 under the confirmed plan of reorganization was free and clear of such Parcel 2 Encumbrances or otherwise ordering the discharge and termination or removal of such Parcel 2 Encumbrances, which order shall have been recorded with the Wayne County Register of Deeds; and

(b)

An endorsement to the loan title insurance policy insuring the Bank’s Mortgage, eliminating all Parcel 2 Encumbrances as exceptions to title, and eliminating any other limitations on coverage related to the Parcel 2 Encumbrances (including any affirmative coverage endorsements which provide more limited coverage to Bank than would otherwise be afforded Bank under a policy that took no exception to the Parcel 2 Encumbrances), such that the policy as endorsed provides coverage to Bank, including without limitation, as to marketability of title, as if the Parcel 2 Encumbrances had been fully discharged and terminated of record prior to the date of this Agreement.

          8. NEGATIVE COVENANTS.

          Borrower covenants and agrees that it will not, and it will cause its Subsidiaries not to, so long as Bank may make any Advance under this Agreement and thereafter until the expiration of all Letters of Credit and the irrevocable final payment in full of the Indebtedness and the performance by the Loan Parties of all other obligations under this Agreement and the other Loan Documents (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted):

8.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a)	Indebtedness of any Loan Party to Bank under this Agreement and/or the other Loan Documents;

(b)	any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto;

(c)

Debt created, incurred or assumed after the date hereof if the Fixed Charge Coverage Ratio (as defined in the Current Indenture) for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred would have been at least 1.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt has been incurred at the beginning of such four-quarter period;

(d)

any Debt of Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (d) which is set forth on Schedule 8.1 hereof) shall not exceed $20,000,000;

(e)	Subordinated Debt in an aggregate principal amount at any time outstanding not to exceed $20,000,000;

(f)	Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(g)	Debt owing to a Person that is a Loan Party, to the extent permitted under Section 8.7 hereof;

(h)	Parity Lien Debt, as such term is defined in the Current Indenture;

(i)

the guaranty by the Borrower or any Guarantor of Debt of Borrower or any Guarantor to the extent that the guaranteed Debt was permitted to be incurred by this Section 8.1; provided, however, that if the Debt being guaranteed is subordinated to or pari passu with the Indebtedness, then such guaranty must be subordinated or pari passu, as applicable, to the same extent as the Debt guaranteed;

(j)

Debt of Borrower or a Subsidiary to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of Borrower; and

(k)

the incurrence by Borrower or any Subsidiary of any Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, replace and defease or discharge any Debt permitted by this Section 8.1.

          8.2 Limitations on Merger, Dissolution or Sales of Assets. Enter into any merger or consolidation or liquidate or dissolve, or sell, lease, assign, transfer, or dispose of all, substantially all, or any part of its assets, except:

(a)	the sale or lease of inventory in the ordinary course of business;

(b)

the sale of uncollectible accounts receivable, obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of the applicable Loan Party’s business;

(c)

mergers or consolidations of any Subsidiary of Borrower with or into Borrower or any Guarantor so long as the Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(d)

any Subsidiary may liquidate or dissolve into Borrower or a Guarantor if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(e)

sales or transfers, including without limitation upon voluntary liquidation from any Loan Party to Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as Bank may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(f)

Asset Sales (exclusive of asset sales permitted by other subsections of this Section 8.2) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Loan Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $2,000,000 in any fiscal year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale);

(g)

Asset Sales (exclusive of asset sales permitted by other subsections of this Section 8.2) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Loan Party being assumed by the purchaser, provided that (i) the aggregate amount of such Asset Sales does not exceed $1,500,000 in any fiscal year, (ii) no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such sale), (iii) the Net Cash Proceeds of such Asset Sales are used to prepay the Revolving Credit Note pursuant to Section 2.11(a), and (iv) the Revolving Credit Commitment is permanently reduced by the amount of such Net Cash Proceeds;

(h)	licenses and sublicenses by any of the Loan Parties of software or intellectual property in the ordinary course of business;

(i)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(j)	foreclosures on assets, transfers by reason of eminent domain or other similar involuntary transfers of assets;

(k)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(l)	the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

(m)	dispositions of owned or leased vehicles in the ordinary course of business.

          8.3 [RESERVED].

          8.4 Limitations on Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Capital Stock of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by such an acquisition, except for acquisitions (i) made while no Event of Default shall have occurred and be continuing, and (ii) in which the total consideration (including indebtedness assumed and the value of any Capital Stock of the Borrower or any Subsidiary issued as consideration thereof), plus the total consideration paid or assumed in all other acquisitions during the same fiscal year, exceeds $10,000,000 in any fiscal year.

          8.5 Limitations on Liens. Affirmatively pledge or mortgage any of its assets (including any property or revenue), whether now owned or hereafter acquired, or create, suffer or permit to exist any Lien, except:

(a)	Permitted Liens;

(b)	Liens created pursuant to the Loan Documents; and

(c)	other Liens, existing on the Effective Date, set forth on Schedule 8.5.

          8.6 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Capital Stock, as applicable, or purchase, redeem or otherwise acquire for value any of its Capital Stock, as applicable, or any warrants, rights or options to acquire any of its Capital Stock, now or hereafter outstanding (collectively, “Restricted Payments”), except that:

(a)	each Loan Party may pay cash Restricted Payments to the Borrower or any Guarantor;

(b)

each Loan Party may declare and make Restricted Payments payable in the Capital Stock of such Loan Party, provided that the issuance of such Capital Stock does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Restricted Payments or would result from the making of such Restricted Payments; and

(c)

each Loan Party may declare and make Restricted Payments permitted by the Current Indenture on or after January 1, 2011, if (i) the Fixed Charge Coverage Ratio for the Borrower’s most recently ended Measuring Period for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made would have been at least 1.05 to 1.0, determined on a pro forma basis as if such Restricted Payment had been made at the beginning of such Measuring Period, (ii) no Default or Event of Default shall have occurred and be continuing, either before such Restricted Payment is made or after giving effect thereto, and (iii) the principal balance of the Note is $0, both before and after the Restricted Payment is made;

(d)

so long as no Default or Event of Default has occurred and is continuing, the making of any Restricted Payment in exchange for, or out of or with the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower or from the substantially concurrent contribution of common equity capital to the Borrower, if, as of the date of such payment, the principal balance of the Note is $0; provided, however, that for purposes of this sub-section (d), Restricted Payments will be deemed to be substantially concurrent with any such sale or contributions if the Restricted Payment occurs within 30 days thereof;

(e)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital

Stock of the Borrower or any Subsidiary of the Borrower held by any current or former officer, director or employee of the Borrower or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement (including the repurchase of Capital Stock deemed to occur upon the exercise of stock options or vesting of employee equity to the extent such equity interests represent a portion of the exercise price of or are used to satisfy tax withholding with respect to those stock options), shareholders’ agreement or similar agreement; provided, however, that the aggregate amount of all such Restricted Payments may not exceed $1,500,000 in any twelve-month period; and

(f)

so long as no Default or Event of Default has occurred and is continuing, payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Subsidiaries not in excess of $25,000 in any twelve month period to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person.

          8.7 Transactions with Affiliates. Except as set forth in Schedule 8.7, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Loan Parties except: (a) transactions with Affiliates that are the Borrower or Guarantors; (b) transactions otherwise permitted under this Agreement; (c) transactions in the ordinary course of a Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in a comparable arms length transaction from unrelated third parties; any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by any Loan Party in the ordinary course of business and payments pursuant thereto; (d) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of any Loan Party; (e) any issuance of Capital Stock of the Borrower to Affiliates of the Borrower; (f) Restricted Payments that comply with Section 8.6; (g) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the independent directors of the Board of Directors of the Borrower in good faith; (h) any agreement as in effect as of the date of this Agreement or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to Bank in any material respect than the original agreement as in effect on the date of this Agreement) as determined in good faith by a majority of the independent directors of the Board of Directors of the Borrower; (i) the existence of, or the performance by any of the Loan Parties of its obligations under the terms of, the Plan of Reorganization of Greektown Holdings, L.L.C., and its subsidiaries, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of this Agreement, and any transaction, agreement or arrangement described in this offering memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; (j) any contribution to the capital of the Borrower; and (k) execution and delivery or amendment or modification of any management agreement or payment of consulting or management fees of any manager of any of the Loan Parties.

          8.8 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in Capital Stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a)	Permitted Investments;

(b)	Investments existing on the Effective Date and listed on Schedule 8.8 hereof;

(c)	sales on open account in the ordinary course of business;

(d)

intercompany loans or intercompany Investments made by any Loan Party to or in any Loan Party; provided, however, that no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans shall be evidenced by and funded under a promissory note pledged to Bank under a Security Agreement;

(e)	Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)

loans and advances to employees, officers and directors of any Loan Party for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

(g)	acquisitions permitted by this Agreement and Investments in any Person acquired pursuant to such acquisitions;

(h)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale permitted by Section 8.2;

(i)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock of Borrower;

(j)

any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(k)

Investments acquired after the date of this Agreement as a result of the acquisition by Borrower or any Guarantor of the Capital Stock of another Person, including by way of a merger, amalgamation or consolidation with or into Borrower or any Guarantor in a transaction that is not prohibited by this Agreement to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(l)

any Investment acquired by Borrower or any Subsidiary (a) in exchange for any other Investment or accounts receivable held by Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(m)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(n)	Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business; and

(o)

other Investments not described above in any Person not an Affiliate of the Borrower provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $20,000,000 since the date of this Agreement.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

          8.9 Limitation on Other Restrictions. Except for this Agreement, any other Loan Document or the Senior Note Documents, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary to pay or make dividends or distributions in cash or kind to Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Loan Party, or to make transfers or distributions of all or any part of its assets to any Loan Party; or (ii) restrict or prevent any Loan Party from granting Bank Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 8.5 hereof, other than, in each case, with respect to any assets financed with Debt permitted by Section 8.1(d).

          8.10 Prepayment of Debt. Prepay, purchase, redeem or defease any Funded Debt, except for (i) the Indebtedness, (ii) Permitted Refinancing Indebtedness, (iii) Debt incurred pursuant to Sections 8.1(c) or (d), (iv) Subordinated Debt, to the extent permitted by the applicable subordination agreement, and (v) to the extent permitted by Section 8.17 hereof, the Senior Notes.

          8.11 Amendment of Debt Documents. Amend, modify or otherwise alter any of the material terms and conditions of those documents or instruments evidencing or otherwise related to any Funded Debt (other than the Senior Note Documents) in a manner (i) that makes any term more onerous, restrictive or adverse to the applicable Loan Party or the rights of Bank under this

Agreement or any other Loan Document, (ii) that would violate the terms and conditions of this Agreement or any other Loan Document, or (iii) that could reasonably be expected to have a Material Adverse Effect.

          8.12 Amendment to Organizational Documents. Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of Bank as creditor under this Agreement or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect.

          8.13 Change in Business. (i) Change its name, (ii) change its jurisdiction of incorporation or organization, or (iii) change its locations at which Collateral is held or stored, or the location of its records concerning the Collateral or its books, in each case without at least fifteen (15) days prior written notice to Bank and after Bank’s written acknowledgment that any reasonable action requested by Bank to continue the perfection of any Liens in favor of Bank in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.

          8.14 Fiscal Year. Permit the fiscal year of Borrower and its Subsidiaries to end on a day other than December 31.

          8.15 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except Capital Expenditures, the amount of which in any fiscal year shall not exceed an amount equal to the sum of $20,000,000 and the amount of any Debt permitted to be incurred under Section 8.1 the proceeds of which are used to make Capital Expenditures, provided that the amount of any permitted Capital Expenditures not used in any fiscal year (not to exceed $7,500,000) may be added, on a non-cumulative basis, to the amount of permitted Capital Expenditures for the next fiscal year.

          8.16 Modification of Senior Note Documents. Amend, modify or otherwise alter any of the Senior Note Documents, except as permitted by the Intercreditor Agreement.

          8.17 Prepayment of Senior Notes. Prepay, redeem or defease any of the Senior Notes prior to their scheduled maturity, other than with Permitted Refinancing Indebtedness; provided, however, that Borrower may prepay the Senior Notes in accordance with Section 3.09 of the Current Indenture if (a) such prepayment occurs within sixty (60) days after delivery to Bank of Borrower’s financial statements and Covenant Compliance Report for the applicable fiscal year pursuant to Sections 7.1(a) and (c), (b) at the time of such payment and after giving effect thereto (i) no Default or Event of Default shall exist, and (ii) the principal balance of the Note is $0.

          9. EVENTS OF DEFAULT.

          9.1 Event of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)

non-payment when due of (i) the principal or interest on the Indebtedness under this Agreement, or (ii) any reimbursement obligation with respect to any Letter of Credit, or (iii) any fees or other amounts payable by any Loan Party hereunder or under any other Loan Document, and in the case of interest payments or the amounts specified by clause (iii) hereof, continuance thereof for five (5) Business Days;

(b)

(i) default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 7.1, 7.3(b), 7.4, 7.5(a) and (e), 7.7, 7.13, 7.14, 7.15, 7.16 or Article 8 in its entirety or any provision of any Collateral Assignment, provided that any Event of Default arising solely due to a breach of Section 7.5(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.5(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived, and (ii) default in the observance or performance of the covenants in Section 7.1 and continuance thereof for a period of five (5) Business Days;

(c)

default in the observance or performance of any of the other conditions, covenants or agreements set forth herein or in any other Loan Document, and continuance thereof for a period of thirty (30) days after the earlier of notice from Bank or when a senior officer of any Loan Party obtains knowledge thereof;

(d)	any representation or warranty made by any Loan Party herein or in any Loan Document proves untrue in any material adverse respect when made or deemed made;

(e)

if the holder or purported holder of any Parcel 2 Encumbrance shall exercise any right or remedy under such Parcel 2 Encumbrance, including, but not limited to, foreclosure of such Parcel 2 Encumbrance, whether judicial or non-judicial, the exercise of any assignment of rents, or the institution of suit seeking appointment of a receiver (each an “Enforcement Action”), and any such Enforcement Action shall not have been dismissed, abandoned or terminated within sixty (60) days after it is commenced;

(f)

default in the payment of any other obligations of any Loan Party for borrowed money in an aggregate amount in excess of $5,000,000 individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of $5,000,000 individually or in the aggregate which continues beyond any applicable period of cure and which is sufficient to permit the holder thereof to accelerate the maturity of such obligations;

(g)

judgments (not covered by insurance from a solvent insurer who is defending such action without reservation of rights) for the payment of money in excess of the sum of $5,000,000 in the aggregate shall be rendered against any Loan Party and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party to enforce such judgment;

(h)

the occurrence of any event, which is determined by the PBGC to constitute grounds for termination by the PBGC of any Pension Plan or for the appointment of a trustee (in the case of a Pension Plan, by the appropriate United States District Court) to administer such plan, and such event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator or any Loan Party; or the institution of proceedings by the PBGC (or, in the case of a Foreign Pension Plan, similar governmental or quasi-governmental entity) to terminate any such Pension Plan or to appoint a trustee to administer such plan; or the appointment of a trustee (in the case of a Pension Plan by the appropriate United States District Court) to administer any such Pension Plan;

(i)	the occurrence of any Change in Control;

(j)

except as specifically permitted hereby, any Loan Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or if a creditors’ committee shall have been appointed for the business of any Loan Party; or if any Loan Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Loan Party it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay or shall admit in writing its inability or refusal to pay its debts generally as such debts become due in the ordinary course of business; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of any Loan Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Loan Party and shall not have been reversed or dismissed within sixty (60) days; or any Loan Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

(k)

any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party (other than in accordance with the terms thereof), (ii) the validity, binding effect or enforceability thereof shall be contested by any Loan Party, or (iii) any Loan Party shall deny that it has any further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to Bank the benefits purported to be created thereby;

(l)

the occurrence of any event or circumstance which results in the prohibition of the Borrower or any of its Subsidiaries to conduct gaming activities at the Gaming Facilities for a period of greater than thirty (30) consecutive days; or

(m)	the loss or revocation of any Gaming License, if such loss or revocation is reasonably likely to cause a Material Adverse Effect.

          9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) Bank may declare the Revolving Credit Commitment terminated; (b) Bank may declare the entire unpaid principal Indebtedness, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower; (c) upon the occurrence of any Event of Default specified in subsection 9.1(j), above, and notwithstanding the lack of any declaration by Bank, the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Commitment shall be automatically and immediately terminated; (d) Bank may demand immediate delivery of cash collateral, and Borrower agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, (e) Bank may exercise any remedy permitted by this Agreement, the other Loan Documents or law.

          9.3 Application of Proceeds. All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the Collateral and by all other security interests, mortgages, Liens, claims, and encumbrances now and from time to time hereafter granted by any Loan Party to Bank. Upon the occurrence and during the continuance of an Event of Default, to the extent permissible under applicable law, but subject to the terms of the Intercreditor Agreement, Bank may in its sole discretion apply the Collateral to any portion of the Indebtedness. Subject to the terms of the Intercreditor Agreement, the proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to the applicable Loan Party or to such other Person or Persons as may be entitled thereto under applicable law. Borrower shall remain liable for any deficiency, which Borrower shall pay to Bank immediately upon demand.

          9.4 Rights Cumulative. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Borrower.

          9.5 Set-Off. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to Borrower (any requirement for such notice being expressly waived by Borrower), set off and apply against any and all of the obligations of Borrower now or hereafter existing under this Agreement, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower, irrespective of whether or not such deposits held or indebtedness owing by Bank may be contingent and unmatured and regardless of whether any Collateral then held by Bank is adequate to cover the Indebtedness. Borrower hereby grants to Bank a Lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrower under this Agreement. The rights of Bank under this Section 9.5 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

          9.6 Waiver of Defaults. No Event of Default may be waived by Bank except in a writing signed by an officer of Bank. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of its rights by Bank. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Bank in enforcing any of its rights shall constitute a waiver of any of its rights. Borrower expressly agrees that this Section 9.6 may not be waived or modified by Bank by course of performance, estoppel or otherwise.

          9.7 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Note, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

          10. MISCELLANEOUS.

          10.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and Bank and their respective successors and assigns, except that neither the credit provided for under this Agreement nor any part thereof nor any obligation of Bank hereunder shall be assignable or otherwise transferable by Borrower, and no assignment by Borrower of its rights or duties hereunder shall be made (or be effective) in either case, without the prior written approval of Bank. Bank may sell participating interests in its rights under this Agreement and the other Loan Documents, and may sell or assign such rights (a) to any Affiliate of Bank, and (b) with the prior written consent of Borrower, to any other Person, provided that such consent shall not be required during the continuance of a Default or Event of Default.

          Notwithstanding the foregoing, Bank and Borrower acknowledge and agree that the Order of the Michigan Gaming Control Board (“Board”) approving the execution and delivery by Borrower of this Agreement and the other Loan Documents requires that:

(a)

If Bank sells participating interest in its rights under this Agreement and the other Loan Documents, or sells or assigns such rights, Bank must file a quarterly report, beginning in the first quarter during which such transaction occurs, listing all participants or assignees and documenting the dollar amount held by each participant or assignee and providing other information requested by the Board, which report must be filed within thirty (30) days after the end of each quarter; and

(b)

In case of any such assignment or participation, the agreement with the participant or assignee must not permit the participant or assignee to take any independent default-related action against Borrower or any of its Affiliates or any action that is not pursuant to this Agreement or the other Loan Documents; and Bank and all participants and assignees must cooperate with any request from the Board for information regarding participants or assignees.

          10.2 Costs and Expenses. Borrower shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable house and outside attorney fees (without duplication of fees and expenses for the same services), Lien search fees, approval fees and title policy fees incurred by Bank in connection with the Revolving Credit Commitment and the consummation and closing of this Agreement. All of said amounts required to be paid by Borrower may, at Bank’s option if they remain unpaid for fifteen (15) days after payment therefore is requested by Bank, be charged by Bank as an advance against the proceeds of the Note. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of Bank’s rights against Borrower or any Collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with a Default or an Event of Default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Borrower hereunder, shall also be paid by Borrower.

          10.3 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

          10.4 Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

          10.5 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 10.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received (receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Borrower shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To Borrower:

Greektown Superholdings, Inc.
555 East Lafayette
Detroit, MI 48226
Attention: Clifford J. Vallier
Fax No: (313) 962-9263

To Bank:

Comerica Bank
One Detroit Center
500 Woodward Avenue – MC3242
Detroit, MI 48226
Attention: Group Manager, Metropolitan Banking – D
Fax No.: (313) 222-3756

          Any party sending a notice under this Agreement shall, concurrently with the sending of such notice, send a copy to the Michigan Gaming Control Board at the following address:

Michigan Gaming Control Board
3062 West Grand Blvd., L-700
Detroit, MI 48202-6062
Attention: Executive Director and Deputy Director of Licensing
Fax No.: (313) 456-4200

          10.6 Law of Michigan; Consent to Jurisdiction. This Agreement and the Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Borrower and Bank hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Borrower and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Borrower at its address specified herein or by certified mail directed to such address or such other address as may be designated by the Borrower in a notice to the other parties that complies as to delivery with the terms of Section 10.5. Nothing in this Section shall affect the right of Bank to serve process in any other manner permitted by law or limit the right of Bank to bring any such action or proceeding against any Loan Party or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

          10.7 Amendment and Waiver. No amendments or waiver of any provisions of this Agreement nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Bank and the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

          10.8 Payments.

(a)

All sums payable by Borrower to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 10.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion if a Default or Event of Default has occurred and is continuing, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Borrower with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Borrower’s obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

(b)

Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be a Default or an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of a Default or an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Borrower. Upon the occurrence and during the continuance of an Event of Default, Borrower agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

          10.9 Interest. In the event Borrower’s obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

          10.10 WAIVER OF JURY TRIAL. BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

          10.11 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts together shall constitute but one and the same instrument.

          10.12 Complete Agreement; Conflicts. This Agreement, the Note and any Requests for Advance hereunder, the Intercreditor Agreement, and the other Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

          10.13 Severability. In case any one or more of the obligations of any Loan Party under this Agreement, the Note or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under this Agreement, the Note or any of the other Loan Documents in any other jurisdiction.

          10.14 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

          10.15 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Loan Party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank, and those covenants and agreements of the Borrower set forth in Section 10.16 hereof (together with any other indemnities of any Loan Party contained elsewhere in this Agreement or in any of the other Loan Documents) shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Commitment.

          10.16 Indemnification.

(a)

Borrower agrees to indemnify and hold Bank harmless from all loss, damage, liability and reasonable expenses and costs, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Bank by reason of any breach of any representation or warranty, covenant or agreement of the Loan Parties in this Agreement or the other Loan Documents, including the occurrence of any Default or an Event of Default, or by reason of enforcing the obligations of any Loan Party or the Subordinated Lenders under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 10.16(a).

(b)

Borrower agrees to defend, indemnify and hold harmless Bank, and its respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, reasonable costs or reasonable expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Bank in connection with the violation of Environmental Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Loan Party in violation of or non-compliance with applicable Environmental Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Environmental Laws from all or any portion of any premises owned by any Loan Party, (v) complying or coming into compliance with all Environmental Laws and/or (vi) any violation of Environmental Laws. The obligations of Borrower under this Section 10.16(b) shall be in addition to any and all other obligations and liabilities Borrower may have to Bank at common law or pursuant to any other agreement.

          10.17 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Bank hereby notifies the Loan Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Bank, Bank will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for Bank to comply with the USA Patriot Act.

          10.18 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

          10.19 Confidentiality. Bank agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, an Affiliate of Bank or to its auditors or counsel) any information with respect to the Loan Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Bank from any third party under no duty of confidentiality to any Loan Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, provided that Bank will use its best efforts to provide notice to Borrower prior to such disclosure but shall have no liability for failure to do so; (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to Bank, and (e) to any prospective assignee or participant in accordance with Section 10.1 hereof who agrees to keep such information confidential in accordance with this Section 10.19.

[Signatures are on following page]

          WITNESS the due execution hereof as of the day and year first above written.

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Clifford J. Vallier

Its:	President, Chief Financial Officer and Treasurer

COMERICA BANK

By:	/s/ Michael S. Wooder

Its:	Senior Vice President

SCHEDULE 1

(Expressed in basis points)

BASIS FOR PRICING	LEVEL 1	LEVEL 2	LEVEL 3

Leverage Ratio	< 4.0:1.0	> 4.0:1.0	N/A

Revolving Credit Note – LIBOR Option	175	225	350

Letter of Credit Rate	175	225	350

Revolving Credit Note – Prime-Referenced	-100	-50	75
Rate Option

SCHEDULE 1.1

PARCEL 2 ENCUMBRANCES

[TO BE COMPLETED]